EXHIBIT 99.1

News
Release

Vectren Corporation
One Vectren Square
Evansville, IN 47708

FOR IMMEDIATE RELEASE
July 1, 2015
Investor Contact: Susan Hardwick, (812) 491-4305, shardwick@vectren.com
Media contact: Natalie Hedde, (812) 491-5105 or nhedde@vectren.com

Vectren Corporation Hires Treasurer and Vice President of Investor Relations

Evansville, Ind. - Vectren Corporation (NYSE:VVC) today announced the appointment of Naveed Mughal to the position of Treasurer and Vice President of Investor Relations. Naveed begins his new duties with Vectren July 13.

"We are pleased to add Naveed to our management team and welcome him to the Evansville community,” said Vectren Chairman, President and CEO Carl Chapman. “Naveed has extensive financial experience and will play a key role in executing our corporate strategy. He will replace Robert L. Goocher who announced his retirement earlier this year to take effect Aug. 3, 2015. Robert has served Vectren and its many constituents well for nearly 14 years. We wish him the best in his well-earned retirement.”

Naveed’s most recent experience is with NV Energy, an electric and natural gas utility in Las Vegas, Nevada, where he held the position of Treasurer since 2007. Previously in his career, Naveed had significant treasury experience with Merck & Company and Amgen. He graduated from Pennsylvania State University with a Bachelor of Science degree in economics and received his MBA in finance from St. Joseph’s University.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind.  Vectren's energy delivery subsidiaries provide gas and/or electricity to more than 1 million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include infrastructure services and energy services. To learn more about Vectren, visit www.vectren.com.